Exhibit 10.2

PURCHASE AGREEMENT

Michael A. Chamber Living Trust (the “Purchaser”), is entering into this Purchase Agreement (the “Agreement”) with Sarepta Therapeutics, Inc. (the “Company”) on September 13, 2022, whereby the Purchaser will purchase (the “Purchase”) the Company’s 1.25% Convertible Senior Notes due 2027 (the “Notes”) having the terms set forth in the Notes that will be issued pursuant to the provisions of an Indenture to be dated as of the Closing Date (as defined below) (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”), except as set forth herein.

On and subject to the terms and conditions set forth in this Agreement, the parties hereto agree as follows:

Article I: Purchase of Notes

Subject to the terms set forth in this Agreement, at the Closing (as defined herein), the Purchaser hereby agrees to purchase and the Company hereby agrees to issue and sell to the Purchaser $20,000,000 in aggregate principal amount of Notes (the “Purchased Notes”). This Agreement, the Indenture and the Purchased Notes are referred to herein as the “Transaction Documents.”

The closing of the Purchase (the “Closing”) shall concurrently with the issuance of Notes to one or more other purchasers, subject to the terms of the Indenture, pursuant to the Purchase Agreement dated as of the date hereof, by and among the Company, on the one hand, and Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC as representatives of the initial purchasers listed on Schedule I thereto (the “Rule 144A Offering”), such date the “Closing Date”. At the Closing, (a) the Purchaser shall deliver or cause to be delivered to the Company cash in an amount equal to the aggregate principal amount of the Purchased Notes in immediately available funds, and (b) the Company shall deliver to the Purchaser a physical certificate representing the Purchased Notes registered in the name of the Purchaser.

Article II: Covenants, Representations and Warranties of the Purchaser

The Purchaser hereby covenants as follows, and makes the following representations and warranties, each of which is and shall be true and correct on the date hereof and at the Closing, to the Company, and all such covenants, representations and warranties shall survive the Closing.

Section 2.1 Power and Authorization. The Purchaser is duly organized, validly existing and in good standing, and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Purchase contemplated hereby.

Section 2.2 Valid and Enforceable Agreement; No Violations. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, or (b) general principles of equity, whether such enforceability is considered in a proceeding at law or in equity (the “Enforceability Exceptions”). This Agreement and consummation of the Purchase will not violate, conflict with or result in a breach of or default under (i) the Purchaser’s organizational documents, (ii) any agreement or instrument to which the Purchaser is a party or by which the Purchaser or any of its assets are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Purchaser, except solely in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to materially adversely affect the Purchaser’s ability to consummate the transactions contemplated hereby.

Section 2.3 Qualified Institutional Buyer. The Purchaser is either (i) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act.

Section 2.4 Adequate Information; No Reliance. The Purchaser acknowledges and agrees that (a) the Purchaser has been furnished with all materials it considers relevant to making an investment decision to enter into the Purchase and has had the opportunity to review (i) the Company’s filings and submissions with the Securities and Exchange Commission (the “SEC”), including, without limitation, all information filed or furnished pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, the “Public Filings”), (ii) this Agreement, including the terms of the Purchased Notes as set forth on Exhibit A hereto, and (iii) the preliminary offering memorandum related to the Rule 144A Offering (collectively, the “Materials”), (b) the Purchaser has had the opportunity to ask questions of the Company concerning the Company, its business, operations, financial performance, financial condition and prospects, and the terms and conditions of the Purchase and the Notes, and to obtain from the Company any information that it considers necessary in making an informed investment decision and to verify the accuracy of the information set forth in the Public Filings and the Materials, (c) the Purchaser has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Purchase and to make an informed investment decision with respect to such Purchase, (d) the Purchaser is not relying, and has not relied, upon any statement, advice (whether accounting, tax, financial, legal or other), representation or warranty made by the Company or any of its affiliates or representatives or any other entity or person, and (e) the Purchaser is able to fend for itself in the Purchase, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Notes and has the ability to bear the economic risks of its investment and can afford the complete loss of such investment.

Section 2.5 No Public Market. The Purchaser understands that no public market exists for the Notes, and that there is no assurance that a public market will ever develop for the Notes.

Section 2.6 Investment in the Notes. The Purchaser is acquiring the Notes solely for its own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Notes in violation of applicable securities laws.

Section 2.7 Further Action. The Purchaser agrees that it will, upon written request, execute and deliver any additional documents deemed by the Company or Trustee to be reasonably necessary to complete the Purchase.

Section 2.8 Terms. The terms of the Purchase are the result of bilateral negotiations between the parties.

Article III: Covenants, Representations and Warranties of the Company

The Company hereby covenants as follows, and makes the following representations and warranties, each of which is and shall be true and correct on the date hereof and at the Closing, to the Purchaser.

Section 3.1 Organization and Good Standing. The Company and each of its subsidiaries (as defined in Section 16 of this Agreement) have been duly organized and are validly existing as corporations or other legal entities in good standing (or the foreign equivalent thereof) under the laws of their respective jurisdictions of incorporation or organization, as applicable. The Company and each of its subsidiaries are duly qualified to do business and are in good standing or validly existing, as the case may be, as foreign corporations or other legal entities in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification and have all power and authority (corporate or other) necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to so qualify or have such power or authority would not (i) have, singly or in the aggregate, a material adverse effect on the condition (financial or otherwise), results of operations, assets, properties, business or prospects of the Company and its subsidiaries taken as a whole, or (ii) impair in any material respect the ability of the Company to perform its obligations under the Agreement or the Indenture or to consummate the Purchase or any transactions contemplated by this Agreement.

Section 3.2 Due Authorization. The Company has the full right, power and authority to enter into the Transaction Documents, and to perform and discharge its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of each of the Transaction Documents and the consummation by it of the transactions contemplated hereby or thereby has been duly and validly taken.

Section 3.3 The Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

Section 3.4 The Indenture. The Indenture has been duly authorized by the Company and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 3.5 Validity of the Purchased Notes. The Purchased Notes have been duly authorized by the Company, approved under Rule 16b-3 of the Exchange Act and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to the Purchaser pursuant to the Purchase against delivery of the purchase price therefor in accordance with the terms of this Agreement, the Purchased Notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, except that such enforcement may be subject to the Enforceability Exceptions, and the Purchased Notes will not be subject to any preemptive, participation, rights of first refusal or other similar rights.

Section 3.6 Validity of Underlying Common Stock. The Purchased Notes will be convertible into cash and/or shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company (the “Conversion Shares”) at the election of the Company in accordance with the terms of the Indenture. The Conversion Shares have been duly authorized, approved under Rule 16b-3 of the Exchange Act and reserved by the Company for issuance upon conversion of the Purchased Notes. To the extent that the Company elects to deliver Conversion Shares in lieu of cash upon conversion of the Purchased Notes in accordance with the terms of the Purchased Notes and the Indenture, the Conversion Shares will be validly issued, fully paid and non-assessable, and the issuance of the Conversion Shares will not be subject to any preemptive, participation, rights of first refusal or other similar rights.

Section 3.7 No Conflicts. The execution, delivery and performance of each of the Transaction Documents by the Company, the issuance and sale of the Purchased Notes by the Company (including the issuance of the Conversion Shares upon conversion thereof) and the consummation of the transactions contemplated by the Transaction Documents will not (with or without notice or lapse of time or both) (i) conflict with or result in a breach or violation of any of the terms or provisions of, give rise to any right of termination or other right or the cancellation or acceleration of any right or obligation or loss of a benefit under, or give rise to the creation or imposition of any lien, encumbrance, security interest, claim or charge upon any property or assets of the Company or any subsidiary pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the articles of incorporation or bylaws (or analogous governing instruments, as applicable) of the Company or any of its subsidiaries or (iii) result in any violation of any law, statute, rule, regulation, judgment, order or decree of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets, except, in the case of clause (i) or (iii) would not, singly or in the aggregate, reasonably be expected to result in a material adverse effect.

Section 3.8 Listing Approval. At the Closing, the Conversion Shares shall be listed on the Nasdaq Global Select Market.

Section 3.9 No Litigation. There is no action, lawsuit, arbitration, claim or proceeding pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries that would reasonably be expected to impede the consummation of the transactions contemplated hereby.

Section 3.10 Investment Company. The Company is not and, after giving effect to the Purchase contemplated by this Agreement, will not be required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

Section 3.11 Compliance with Laws. Except for such matters as have not had and would not be reasonably likely to have a material adverse effect on the business, properties, assets, liabilities, operations, prospects, financial position or results of operations of the Company and its subsidiaries, taken as a whole, or affect the Company’s ability to timely consummate the transactions contemplated hereby in any material respect, the Company is in compliance with all laws applicable to the conduct of the business of the Company.

Section 3.12 Terms. The terms of the Purchase are the result of bilateral negotiations between the parties.

Article IV: Additional Covenants

Section 4.1 Lockup. The Purchaser understands and agrees that the Purchased Notes are not transferrable until the one-year anniversary of the Closing Date and thereafter may only be transferred pursuant to an effective registration statement or a transaction exempt from registration in which the subsequent purchaser of the Purchased Notes acquires unrestricted securities. Upon a valid transfer pursuant to this Section 4.1, the Company shall cause an exchange of the restricted CUSIP number for the Purchased Notes with the unrestricted CUSIP number for the Notes issued in the 144A Offering, pursuant to the terms of the Indenture and without further action on part of the transferor or transferee.

Section 4.2 Registration. If requested by the Purchaser, following the one-year anniversary of the Closing Date, the Company and the Purchaser agree to cooperate to prepare and file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the Notes, Conversion Shares and any other equity security issued or issuable to the Purchaser by way of share split, dividend, distribution, recapitalization, merger, exchange, or replacement. The Purchaser agrees to execute such documents as the Company may reasonably request that are customary of a selling securityholder in similar situations.

Article V: Closing Conditions & Notification

Section 5.1 Conditions to Obligations of the Purchaser and the Company. There shall not be a material adverse effect on the condition (financial or otherwise), results of operations, assets, properties, business or prospects of the Company that is continuing.

Section 5.2 Additional Conditions to Obligations of the Purchaser. The Closing shall be conditioned upon, and occur concurrently with, the closing of the Rule 144A Offering.

Section 5.3 Notification. The Purchaser hereby covenants and agrees to promptly notify the Company upon the occurrence of any event prior to the Closing that would cause any representation, warranty, or covenant contained in Article II to be false or incorrect in any material respect (or in all respects with respect to those representations and warranties that are qualified by materiality or material adverse effect).

Article VI: Miscellaneous

Section 6.1 Entire Agreement. This Agreement and any documents and agreements executed in connection with the Purchase embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 6.2 Construction. References in the singular shall include the plural, and vice versa, unless the context otherwise requires. References in the masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires. Headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meanings of the provisions hereof. Neither party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against either party.

Section 6.3 Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Purchaser shall be delivered, mailed or sent to 3155 Bluestem Drive #174, West Fargo, ND 58078.

Section 6.4 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its choice of law rules.

Section 6.5 Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 6.6 Assignment; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their successors and assigns. No party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company (in the case of assignment by a Purchaser) or the Purchaser (in the case of assignment by the Company).

Section 6.7 Further Assurances. The parties hereto each hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, including giving any further assurances, as any party may reasonably request in connection with the transactions contemplated by and in this Agreement. In addition, subject to the terms and conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts (subject to, and in accordance with, applicable law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things reasonably necessary under applicable laws to consummate and make effective the Purchase contemplated hereby, including the obtaining of all reasonably necessary approvals or waivers from third parties and the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

Section 6.8 Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto. No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent otherwise agreed in writing, no waiver of any term, condition or other provision of this Agreement, or any breach thereof shall be deemed to be a waiver of any other term, condition or provision or any breach thereof, or any subsequent breach of the same term, condition or provision, nor shall any forbearance to seek a remedy for any non-compliance or breach be deemed to be a waiver of a party’s rights and remedies with respect to such non-compliance or breach.

Section 6.9 Third-Party Beneficiaries. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

Section 6.10 Termination. Notwithstanding any other provision hereof to the contrary, this Agreement may be terminated upon mutual agreement by the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

“PURCHASER”:		“COMPANY”

Michael A. Chamber Living Trust		Sarepta Therapeutics, Inc.

By:	/s/ Michael A. Chambers	By:	/s/ Ian Estepan
Name: Michael A. Chambers		Name: Ian Estepan
Title: Trustee		Title: Executive Vice President, Chief Financial Officer

EXHIBIT A

Description of Notes

Description of Notes

We will issue the notes under an indenture to be dated as of the date of initial issuance of the notes (the “indenture”) between us and U.S. Bank Trust Company, National Association, as trustee (the “trustee”).

You may request a copy of the indenture from us as described under “Where You Can Find More Information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to Sarepta Therapeutics, Inc. and not to its subsidiaries.

General

The notes will:

•	be our general unsecured, senior obligations ranking equally in right of payment to all of our existing and future senior unsecured indebtedness, including the 2024 Notes;

•	initially be limited to an aggregate principal amount of $1,000,000,000 (or $1,150,000,000 if the initial purchasers’ option to purchase additional notes is exercised in full);

•	bear cash interest from September , 2022 at an annual rate of % payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2023;

•

be subject to redemption at our option, in whole or in part, on or after September 20, 2025 if the “last reported sale price” (as defined below under “—Conversion Rights—Conversion upon Satisfaction of Sale Price Condition”) of our common stock has been at least 130% of the conversion price then in effect for at least 20 “trading days” (as defined below under “—Conversion Rights—Conversion Upon Satisfaction of Sale Price Condition”) (whether or not consecutive), including the trading day immediately preceding the date on which we provide notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date;

•

be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

•	mature on September 15, 2027 (the “maturity date”), unless earlier redeemed, repurchased or converted;

•	be issued in minimum denominations of $1,000 and multiples of $1,000;

•	be subject to, including any common stock issuable upon conversion thereof, transfer restrictions as set forth under “Transfer Restrictions”; and

•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-entry, Settlement and Clearance.”

Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of                 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $                per share of common stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Conversion Rights—Settlement upon Conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture will not limit the amount of debt, including secured debt, that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture will not contain any financial covenants and will not restrict us from paying dividends or issuing or repaying, prepaying or repurchasing our other securities or indebtedness. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-whole Fundamental Change or Notice of Redemption,” the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

The notes will not be guaranteed by any of our subsidiaries.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (other than differences in the issue date, the issue price and interest accrued prior to the issue date of such additional notes) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax or securities law purposes, such additional notes will have a separate CUSIP number or no CUSIP number. The notes offered by this offering memorandum and any additional notes would rank equally and ratably and would be treated as a single series for all purposes under the indenture.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Except to the extent the context otherwise requires, we use the term “notes” in this offering memorandum to refer to each $1,000 principal amount of notes. We use the term “common stock” in this offering memorandum to refer to our common stock, par value $0.0001 per share. References in this offering memorandum to a “holder” or “holders” of notes that are held through The Depository Trust Company (“DTC”) are references to owners of beneficial interests in such notes, unless the context otherwise requires. However, we and the trustee will treat the person in whose name the notes are registered (Cede & Co., in the case of notes held through DTC) as the owner of such notes for all purposes. References herein to the “close of business” refer to 5:00 p.m., New York City time, and to the “open of business” refer to 9:00 a.m., New York City time.

Purchase and Cancellation

We will cause all notes surrendered for payment at maturity, redemption, registration of transfer or exchange or conversion, if surrendered to us or any person that we control, to be delivered to the trustee for cancellation and they will no longer be considered “outstanding” under the indenture upon their payment at maturity, registration of transfer or exchange or conversion. All notes delivered to the trustee shall be cancelled promptly by the trustee. Except for notes surrendered for registration of transfer or exchange, no notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law and without notice to or the consent of holders, directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We may, at our option and to the extent permitted by applicable law, reissue, resell or surrender to the trustee for cancellation any notes that we may repurchase, in the case of a reissuance or resale, so long as such notes do not constitute restricted securities upon such reissuance or resale; provided that if any such notes are not fungible with the notes initially offered hereby for U.S. federal income tax law purposes, such additional notes will have a separate CUSIP number or no CUSIP number. Any notes that we may repurchase will be considered outstanding for all purposes under the indenture (other than, at any time when such notes are held by us, any of our subsidiaries or affiliates or any subsidiary of any of our affiliates, for the purpose of determining whether holders of the requisite aggregate principal amount of notes have concurred in any direction, consent, waiver or other action under the indenture) unless and until such time we surrender them to the trustee for cancellation and, upon receipt of a written order from us, the trustee will cancel all notes so surrendered.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal of, and interest on, notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. You may not sell or otherwise transfer notes or any common stock issuable upon conversion of notes except in compliance with the provisions set forth below under “Transfer Restrictions.” We are not required to transfer or exchange any note selected for redemption or surrendered for conversion or required repurchase.

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of     % per year until maturity. Interest on the notes will accrue from September    , 2022 or from, and including, the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on March 15 and September 15 of each year (each, an “interest payment date”), beginning on March 15, 2023.

Interest will be paid to the person in whose name a note is registered at the close of business on March 1 or September 1, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

If any interest payment date, the maturity date, any redemption date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this offering memorandum include additional interest, if any, payable as described under “—No Registration Rights; Additional Interest” and at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Additional Amounts

If we consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another company and the resulting, surviving or transferee company is not organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (such company or any successor thereto, the “surviving entity”), then all payments and deliveries made by, or on behalf of, the surviving entity under or with respect to the notes, including, but not limited to, payments of principal (including, if applicable, the fundamental change repurchase price and redemption price), payments of interest and deliveries of common stock or other reference property and/or payments of cash, in each case, upon conversion, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by a taxing authority within any jurisdiction in which the surviving entity is, for tax purposes, organized or resident or doing business or through which payment is made or deemed made (or any political subdivision or taxing authority thereof or therein) (each, as applicable, a “relevant taxing jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, the surviving entity will pay such additional amounts (the “additional amounts”) as may be necessary to ensure that the net amount received by the beneficial owner after such withholding or deduction (and after deducting or withholding any taxes on the additional amounts) will equal the amounts that would have been received by such beneficial owner had no such withholding or deduction been required; provided that no additional amounts will be payable:

(1) for or on account of:

(a) any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(i) the existence of any present or former connection between the holder or beneficial owner of such note and the relevant taxing jurisdiction, other than merely holding such note or the receipt of payments thereunder, including, without limitation, such holder or beneficial owner being or having been a national, domiciliary or resident of such relevant taxing jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(ii) the presentation of such note (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of (including the fundamental change repurchase price and redemption price, if applicable) and interest on, such note or the delivery of common stock and other reference property and/or payments of cash, in each case, upon conversion of such note became due and payable pursuant to the terms thereof or was made or duly provided for; or

(iii) the failure of the holder or beneficial owner to comply with a timely request from the surviving entity to provide certification, information, documents or other evidence concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with the relevant taxing jurisdiction, or to make any declaration or satisfy any other reporting requirement relating to such matters, if and to the extent that due and timely compliance with such request is required by statute, regulation or administrative practice of the relevant taxing jurisdiction in order to reduce or eliminate any withholding or deduction as to which additional amounts would have otherwise been payable to such holder or beneficial owner;

(b) any estate, inheritance, gift, sale, transfer, excise, personal property or similar tax, assessment or other governmental charge;

(c) any tax, duty, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments under or with respect to the notes;

(d) any tax, assessment, withholding or deduction required by sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (“FATCA”), any current or future Treasury Regulations or rulings promulgated thereunder, any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA, any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA or any law, regulation or other official guidance enacted by such other jurisdiction to give effect to such agreement, or any agreement with the U.S. Internal Revenue Service under FATCA;

(e) any tax, duty, assessment or other governmental charge required to be withheld or deducted by any paying agent from any payment of principal of, or interest on any note, if such payment could have been made without such withholding or deduction by at least one other paying agent; or

(f) all United States backup withholding taxes; or

(g) any combination of taxes referred to in the preceding clauses (a), (b), (c), (d), (e) or (f),

(2) with respect to any payment of the principal of (including the fundamental change repurchase price and redemption price, if applicable) and interest on, such note or the delivery of common stock or other reference property and/or payments of cash, in each case, upon conversion of such note to a holder, if the holder is a fiduciary, partnership or person other than the sole beneficial owner of that payment to the extent that such payment would be required to be included in the income under the laws of the relevant taxing jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a partner or member of that partnership or a beneficial owner who would not have been entitled to such additional amounts had that beneficiary, settlor, partner, member or beneficial owner been the holder thereof.

If the surviving entity is required to make any deduction or withholding from any payments with respect to the notes, the surviving entity will deliver to the trustee official tax receipts evidencing the remittance to the relevant tax authorities of the amounts so withheld or deducted or other evidence reasonably satisfactory to the trustee.

Whenever there is mentioned in any context the delivery of common stock or other reference property and/or payments of cash, in each case, upon conversion of any note or the payment of principal of (including the fundamental change repurchase price and redemption price, if applicable) and interest on, any note or any other amount payable with respect to such note, such mention shall be deemed to include payment of additional amounts provided for in the indenture to the extent that, in such context, additional amounts are, were or would be payable in respect thereof.

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our unsecured indebtedness that is not so subordinated, including the 2024 Notes. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. The notes will rank structurally junior to all indebtedness and other liabilities of our subsidiaries (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP). We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of June 30, 2022, our total consolidated indebtedness was $1.1 billion, of which an aggregate of $536.1 million was secured indebtedness. As of June 30, 2022, our subsidiaries had $387.0 million of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the initial purchasers’ option to purchase additional notes), our repurchase of approximately $                million aggregate principal amount of the 2024 Notes and the use of approximately $                million to repay borrowings, pay accrued and unpaid interest and prepayment fees under, and terminate our Credit Agreement, our total consolidated indebtedness would have been $                million.

The ability of our subsidiaries to pay dividends and make other payments to us is restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the cash portions of any settlement amount upon conversion of the notes, or to pay cash for the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase notes as described below. See “Risk Factors—Risks Related to this Offering and the Notes—We may not have the ability to raise the funds necessary to settle for cash conversions of the notes or to repurchase the notes for cash upon a fundamental change, and our existing debt agreements contain, and our future debt agreements may contain, limitations on our ability to pay cash upon conversion of the notes or to repurchase the notes.”

Optional Redemption

No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. Prior to September 20, 2025, the notes will not be redeemable. On or after September 20, 2025, we may redeem for cash all or part of the notes (subject to the partial redemption limitation set forth below), at our option, if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which we provide notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption. In the case of any optional redemption, we will provide not less than 45 nor more than 60 scheduled trading days’ notice before the redemption date (provided that if, in accordance with the provisions described under the caption “—Conversion Rights—Settlement upon Conversion,” we elect to settle all conversions of notes called for redemption (or deemed called for redemption as described below under “—Conversion upon Notice of Redemption”) with a conversion date that occurs during the related “redemption period” (as defined under “—Conversion Rights—General”) by “physical settlement” (as defined under “—Conversion Rights—Settlement upon Conversion”), then we will provide not less than 15 nor more than 60 scheduled trading days’ notice before the redemption date) to the trustee, the conversion agent (if other than the trustee), the paying agent (if other than the trustee) and each holder of notes. The redemption price will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed). The redemption date must be a business day, and we may not specify a redemption date that falls on or after the 41st scheduled trading day immediately preceding the maturity date. In addition, calling any note for redemption will constitute a “make-whole fundamental change” (as defined under “—Increase in Conversion Rate upon Conversion upon a Make-whole Fundamental Change or Notice of Redemption”) with respect to that note, in which case the conversion rate applicable to the conversion of that note will be increased in certain circumstances if it is converted after it is called for redemption. If we elect to redeem less than all of the outstanding notes, then the redemption will not constitute a make-whole fundamental change with respect to the notes not called for redemption, and holders of the notes not called for redemption will not be entitled to an increased conversion rate for such notes as described above on account of the redemption, except to the limited extent described further below.

If we decide to redeem fewer than all of the outstanding notes and the notes to be redeemed are global notes, the notes to be redeemed will be selected by DTC in accordance with applicable DTC procedures. If we decide to redeem fewer than all of the outstanding notes and the notes to be redeemed are not global notes then held by DTC, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, on a pro rata basis or by another method the trustee considers to be fair and appropriate.

If we elect to redeem fewer than all of the outstanding notes, at least $150 million aggregate principal amount of notes must be outstanding and not subject to redemption as of, and after giving effect to, delivery of the relevant redemption notice (such requirement, the “partial redemption limitation”). If the trustee (or DTC, with respect to global notes) selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to register the transfer of or exchange for other notes any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).

Conversion Rights

General

Prior to the close of business on the business day immediately preceding March 15, 2027, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon Satisfaction of Sale Price Condition,” “—Conversion upon Satisfaction of Trading Price Condition,” “—Conversion upon Notice of Redemption,” and “—Conversion upon Specified Corporate Events.” On or after March 15, 2027 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes at the conversion rate at any time irrespective of the foregoing conditions.

The conversion rate will initially be                  shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $                 per share of common stock). The conversion rate is subject to adjustment if certain events occur. The conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. Accordingly, an adjustment to the conversion rate will result in a corresponding (but inverse) adjustment to the conversion price. Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “—Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 40 trading day observation period (as defined below under “—Settlement upon Conversion”). The trustee will initially act as the conversion agent.

A holder may convert fewer than all of such holder’s notes so long as the notes converted are in minimum denominations of $1,000 or an integral multiple of $1,000 principal amount thereof.

If we call any or all of the notes for redemption, a holder of notes may surrender for conversion notes that have been so called for redemption (or deemed called for redemption as described below under “—Conversion upon Notice of Redemption”) at any time from, and including, the date we deliver the notice of redemption until the close of business on the scheduled trading day immediately preceding the redemption date or, if we default in the payment of the redemption price, a holder of notes so called for redemption (or deemed called for redemption) may convert its notes until the redemption price has been paid or duly provided for (any such period, a “redemption period”). If a holder elects to convert notes that have been called for redemption (or deemed called for redemption) during a redemption period, we will, under certain circumstances, increase the conversion rate for such notes as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption.” If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder withdraws its repurchase notice in accordance with the terms of the indenture.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “—Settlement upon Conversion.” Our payment and delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if notes are converted after the close of business on a regular record date for the payment of interest, holders of such notes at the close of business on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any regular record date to the open of business on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the close of business on the regular record date immediately preceding the maturity date;

•

for notes called (or deemed called) for redemption, if we have specified a redemption date that is after a regular record date and on or prior to the scheduled trading day immediately following the corresponding interest payment date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all record holders on the regular record date immediately preceding the maturity date, any redemption date described in the second bullet in the immediately preceding paragraph and any fundamental change repurchase date described in the third bullet in the immediately preceding paragraph will receive the full interest payment due on the maturity date or other applicable interest payment date in cash regardless of whether their notes have been converted, redeemed or repurchased, as applicable, following such regular record date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion under the following circumstances:

Conversion upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding March 15, 2027, a holder may surrender all or any portion of its notes for conversion at any time during any calendar quarter commencing after the calendar quarter ending on December 31, 2022 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day. If the sale price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).

The “last reported sale price” of our common stock (or other security for which a closing sale price must be determined) on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock (or such other security) is traded. If our common stock (or such other security) is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock (or such other security) is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on The Nasdaq Global Select Market or, if our common stock (or such other security) is not then listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

Conversion upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding March 15, 2027, a holder of notes may surrender all or any portion of its notes for conversion at any time during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day (the “trading price condition”).

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. If (x) we are not acting as bid solicitation agent, and we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, or (y) we are acting as bid solicitation agent and we fail to make such determination, then, in either case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each trading day of such failure.

The bid solicitation agent (if other than us) shall have no obligation to determine the trading price per $1,000 principal amount of notes unless we have requested such determination; and we shall have no obligation to make such request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we shall instruct the bid solicitation agent (if other than us) to determine, or if we are acting as bid solicitation agent, we shall determine, the trading price per $1,000 principal amount of notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. If the trading price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee). If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).

Conversion upon Notice of Redemption

If we call any or all of the notes for redemption, then holders may surrender for conversion notes that have been so called (or deemed called) for redemption at any time prior to the close of business on the scheduled trading day immediately prior to the redemption date, even if such notes are not otherwise convertible at such time. After that time, the right to convert such notes on account of such notice of redemption will expire, unless we default in the payment of the redemption price, in which case a holder of notes called (or deemed called) for redemption may convert such notes called (or deemed called) for redemption until the redemption price has been paid or duly provided for.

If we elect to redeem less than all of the outstanding notes, as described under “—Optional Redemption,” and the holder of any note (or any owner of a beneficial interest in any global note) is reasonably not able to determine, before the close of business on the 42nd scheduled trading day immediately before the relevant redemption date (or if, as permitted under “—Optional redemption,” we deliver a notice of redemption electing physical settlement not less than 15 nor more than 60 scheduled trading days prior to the related redemption date, then prior to close of business on the 14th scheduled trading day immediately before the relevant redemption date), whether such note or beneficial interest, as applicable, is to be redeemed pursuant to such redemption, then such holder or owner, as applicable, will be entitled to convert such note or beneficial interest, as applicable, at any time before the close of business on the scheduled trading day immediately prior to such redemption date, unless we default in the payment of the redemption price, in which case such holder or owner, as applicable, will be entitled to convert such note or beneficial interest, as applicable, until the redemption price has been paid or duly provided for, and in each case each such conversion will be deemed to be of a note called for redemption.

If a holder elects to convert notes called for redemption (or deemed called for redemption) during the related redemption period, we will, under certain circumstances, increase the conversion rate for such notes as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption.” Accordingly, if we elect to redeem fewer than all of the outstanding notes as described under “—Optional Redemption,” holders of the notes not called (or deemed called) for redemption will not be entitled to convert such notes on account of the notice of redemption and will not be entitled to an increased conversion rate on account of the notice of redemption for conversions of such notes during the related redemption period if such notes are otherwise convertible, except in the limited circumstances set forth in the immediately preceding paragraph.

Conversion upon Specified Corporate Events

Certain Distributions

If, prior to the close of business on the business day immediately preceding March 15, 2027, we elect to:

•

issue to all or substantially all holders of our common stock any rights, options or warrants (other than pursuant to a stockholder rights plan, so long as such rights have not separated from the shares of common stock) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, securities or rights to purchase our securities (other than pursuant to a stockholder rights plan, so long as such rights have not separated from the shares of common stock), which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the notes at least 50 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender all or any portion of their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time.

Certain Corporate Events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) or a “make-whole fundamental change” (as defined under “—Increase in Conversion Rate upon Conversion upon a Make-whole Fundamental Change or Notice of Redemption”) occurs prior to the close of business on the business day immediately preceding March 15, 2027, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” or if we are a party to a share exchange event (as defined under “—Recapitalizations, Reclassifications and Changes of Our Common Stock”) that occurs prior to the close of business on the business day immediately preceding March 15, 2027 (each such fundamental change, make-whole fundamental change or share exchange event, a “corporate event”), all or any portion of a holder’s notes may be surrendered for conversion at any time from or after the effective date of the corporate event until 35 trading days after the effective date of such corporate event (or, if we give notice after the effective date of such corporate event, until 35 trading days after the date we give notice) or, if such corporate event also constitutes a fundamental change, until the close of business on the business day immediately preceding the related fundamental change repurchase date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the effective date of any corporate event as promptly as practicable following the date we publicly announce such corporate event (but in no event later than the business day after the effective date of such corporate event).

Conversions on or after March 15, 2027

On or after March 15, 2027, a holder may convert all or any portion of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled. As such, if you are a beneficial owner of the notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to the interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions for which the relevant conversion date occurs on or after March 15, 2027 and all conversions during a redemption period of notes called (or deemed called) for redemption will be settled using the same settlement method. Except for any conversions of notes called (or deemed called) for redemption for which the relevant conversion date occurs during a redemption period, and any conversions for which the relevant conversion date occurs on or after March 15, 2027, we will use the same settlement method for all conversions with the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions with different conversion dates. That is, prior to March 15, 2027 and other than conversions of notes called (or deemed called) for redemption during a redemption period, we may choose for notes converted on one conversion date to settle conversions using one settlement method (for example, physical settlement), and choose for notes converted on another conversion date to use a different settlement method (for example, cash settlement or combination settlement).

If we elect a settlement method, we will inform holders so converting through the trustee of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or in the case of any conversions of notes (x) called (or deemed called) for redemption for which the relevant conversion date occurs during the related redemption period, in such notice of redemption or (y) for which the relevant conversion date occurs on or after March 15, 2027, no later than March 15, 2027 (in each case, the “settlement method election deadline”)). If we do not timely elect a settlement method as described in the preceding sentence, we will no longer have the right to elect a settlement method with respect to any conversion on such conversion date or during such period, and we will be deemed to have elected the “default settlement method” (as defined below) with respect to such conversion. If we timely elect combination settlement (or are deemed to have elected combination settlement) with respect to a conversion but do not timely notify the converting holder of the applicable “specified dollar amount” (as defined below), then the specified dollar amount for such conversion will be deemed to be $1,000 per $1,000 principal amount of notes. For the avoidance of doubt, our failure to timely elect a settlement method or specify the applicable specified dollar amount will not constitute a default under the indenture.

The “default settlement method” will initially be combination settlement with a specified dollar amount per $1,000 principal amount of notes of $1,000. However, we may, from time to time, change the default settlement method by sending notice of the new default settlement method to the holders, the trustee and the conversion agent (if other than the trustee) prior to March 15, 2027. In addition, we may, by notice to the holders, the trustee and the conversion agent (if other than the trustee) prior to March 15, 2027, at our option, elect to irrevocably fix the settlement method to any settlement method that we are then permitted to elect, including combination settlement with a specified dollar amount per $1,000 principal amount of notes of $1,000 or with an ability to continue to set the specified dollar amount per $1,000 principal amount of notes at or above any specific amount set forth in such election notice. Concurrently with providing notice to all holders of an election to change the default settlement method or irrevocably fix the settlement method, we will promptly either post an announcement on our website or issue a report on Form 8-K (or any successor form) disclosing such default settlement method or irrevocably fixed settlement method. If we change the default settlement method or elect to irrevocably fix the settlement method, in either case, to combination settlement with an ability to continue to set the specified dollar amount per $1,000 principal amount of notes at or above a specified amount, we will, after the date of such change or election, as the case may be, inform holders converting their notes of such specified dollar amount no later than the relevant settlement method election deadline, or, if we do not timely notify holders, such specified dollar amount will be the specific amount set forth in the change or election notice or, if no specific amount was set forth in the change or election notice, such specified dollar amount will be $1,000 per $1,000 principal amount of notes. A change in the default settlement method or an irrevocable election will apply to all note conversions on conversion dates occurring subsequent to delivery of such notice; provided, however, that no such change or election will affect any settlement method theretofore elected (or deemed to be elected) with respect to any conversion. For the avoidance of doubt, such an irrevocable election, if made, will be effective without the need to amend the indenture or the notes, including pursuant to the provisions described in clause (10) of the second paragraph under the caption “—Modification and Amendment” below. However, we may nonetheless choose to execute such an amendment at our option.

Settlement amounts will be computed as follows:

•

if we elect (or are deemed to have elected) physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of common stock equal to the conversion rate;

•

if we elect (or are deemed to have elected) cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 40 consecutive trading days during the related observation period; and

•

if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 40 consecutive trading days during the related observation period.

If more than one note is surrendered for conversion at any one time by the same holder, the conversion obligation with respect to such notes shall be computed on the basis of the aggregate principal amount of the notes surrendered.

The “daily settlement amount,” for each of the 40 consecutive trading days during the observation period, shall consist of:

•

cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method (or deemed specified as set forth above) (the “specified dollar amount”), if any, divided by 40 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•

if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 40 consecutive trading days during the observation period, 2.5% of the product of (1) the conversion rate on such trading day and (2) the daily VWAP for such trading day.

The “daily VWAP” means, for each of the 40 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SRPT <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•

subject to the immediately succeeding bullet, if the relevant conversion date occurs prior to March 15, 2027, the 40 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date;

•

with respect to any notes called for redemption (or deemed called for redemption) as described above under “—Conversion upon Notice of Redemption,” if the relevant conversion date occurs during a redemption period with respect to such notes, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding such redemption date; and

•

subject to the immediately preceding bullet, if the relevant conversion date occurs on or after March 15, 2027, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The Nasdaq Global Select Market or, if our common stock is not then listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts traded on any U.S. exchange relating to the common stock.

Except as described under “—Increase in Conversion Rate upon Conversion upon a Make-whole Fundamental Change or Notice of Redemption” and “—Recapitalizations, Reclassifications and Changes of our Common Stock,” we will deliver the consideration due in respect of conversion on the second business day immediately following the relevant conversion date, if we elect physical settlement, or on the second business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will pay cash in lieu of delivering any fractional share of common stock issuable upon conversion based on the daily VWAP for the relevant conversion date (or, if such conversion date is not a trading day, the immediately preceding trading day), in the case of physical settlement, or based on the daily VWAP for the last trading day of the relevant observation period, in the case of combination settlement.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will be treated as the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Exchange in Lieu of Conversion

When a holder surrenders its notes for conversion, we may, at our election (a “conversion exchange election”), direct the conversion agent to surrender, on or prior to the close of business on the trading day following the conversion date, such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated financial institution must agree to timely deliver, in exchange for such notes, the cash, shares of our common stock or combination thereof due upon conversion as described above under “—Settlement upon Conversion.” If we make a conversion exchange election, we will, by the close of business on the trading day following the relevant conversion date, notify the holder surrendering its notes for conversion that we have made the conversion exchange election, and we will notify the designated financial institution of the settlement method we have elected with respect to such conversion and the relevant deadline for payment and/or delivery of cash, shares of our common stock or a combination thereof due upon conversion.

Any notes exchanged by the designated financial institution will remain outstanding. If the designated financial institution accepts any such notes, it will deliver, in exchange for such notes, the cash, shares of our common stock or a combination thereof, as the case may be, due upon conversion directly to the holder of such notes on the date we would have otherwise been required to deliver such consideration. If the designated financial institution agrees to accept any notes for exchange but does not timely pay and/or deliver the required cash, shares of our common stock or a combination thereof due upon conversion, or if such designated financial institution does not accept the notes for exchange, we will pay and/or deliver the required cash, shares of our common stock or a combination thereof due upon conversion to the converting holder at the time and in the manner required under the indenture as if we had not made a conversion exchange election.

Our designation of a financial institution to which the notes may be submitted for exchange does not require that financial institution to accept any notes (unless the financial institution has separately made an agreement with us to do so). We may, but will not be obligated to, enter into a separate agreement with any designated financial institution that would compensate it for any such transaction.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1) If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date before giving effect to such dividend, distribution, share split or share combination; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we issue to all or substantially all holders of our common stock any rights, options or warrants (other than pursuant to a stockholder rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued or if no such right, option or warrant is exercised prior to its expiration, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2) and for the purpose of the first bullet point under “—Conversion upon Specified Corporate Events—Certain Distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected or will be so effected in accordance with the 1% provision (as defined below) pursuant to clause (1) or (2) above;

•	except as otherwise described below, rights issued pursuant to any stockholder rights plan of ours then in effect;

•	dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply;

•

any dividends or distributions of reference property in exchange for or upon conversion of our common stock in a share exchange event (as defined below under “—Recapitalizations, Reclassifications and Changes of Our Common Stock”);

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply; and

•	tender offers and exchange offers as to which an adjustment is effected (or would be effected, disregarding the 1% provision) pursuant to clause (5) below.

then the conversion rate will be increased based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1 =	the conversion rate in effect immediately after the end of the valuation period;

FMV0 =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Conversion upon Satisfaction of Sale Price Condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the last trading day of the valuation period; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, such trading day in determining the conversion rate as of such trading day of such observation period. If any dividend or distribution that constitutes a spin-off is declared but not so paid or made, the conversion rate shall be immediately decreased, effective as of the date our board of directors or a committee thereof determines not to pay or make such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared or announced.

(4) If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share we dividend or distribute to all or substantially all holders of our common stock.

Any increase to the conversion rate made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5) If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1 =	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date of such tender or exchange offer to, and including, such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date of such tender or exchange offer to, and including, such trading day in determining the conversion rate as of such trading day.

In the event that we or one of our subsidiaries is obligated to purchase shares of common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversion rate shall again be adjusted to be the conversion rate that would then be in effect if such tender offer or exchange offer had not been made or had been made only in respect of the purchases that have been effected.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

Subject to the applicable rules of The Nasdaq Global Select Market, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. Subject to the applicable rules of The Nasdaq Global Select Market, we may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. Subject in all respect to the provisions of “—Additional Amounts” above, we or the trustee, as the case may be, shall be entitled to make a deduction or withholding from any payment which it makes under the indenture for or on account of any present or future taxes, duties or charges if and to the extent so required by any applicable law and any current or future regulations or agreements thereunder or official interpretations thereof or any law implementing an intergovernmental approach thereto or by virtue of the relevant holder failing to satisfy any certification or other requirements in respect of the notes, in which event we or the trustee, as the case may be, shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted and shall have no obligation to gross up any payment hereunder or pay any additional amount as a result of such withholding tax. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain U.S. Federal Income Tax Considerations.”

If we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan, if any. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	solely for a change in the par value of the common stock;

•

upon the repurchase of any shares of common stock pursuant to an open market share repurchase program or other buy-back transaction, including structured or derivative transactions, that is not a tender offer or exchange offer of the kind described under clause (5) above; or

•	for accrued and unpaid interest, if any.

If an adjustment to the conversion rate otherwise required by the provisions described above would result in a change of less than 1% to the conversion rate, then, notwithstanding the foregoing, we may, at our election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect immediately upon the occurrence of any of the following: (i) when all such deferred adjustments would result in an aggregate change of at least 1% to the conversion rate; (ii) on the conversion date of (if physical settlement applies to such conversion), or each trading day of the applicable observation period for (if cash or combination settlement applies to such conversion), any note; (iii) on any date on which we deliver a notice of redemption; (iv) on the date a fundamental change or make-whole fundamental change occurs; and (v) March 15, 2027. The provisions described in the preceding sentence are referred to herein as the “1% provision.”

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “share exchange event”), then we or the successor or purchasing company, as the case may be, will execute with the trustee, without the consent of the holders, a supplemental indenture providing that, at and after the effective time of the share exchange event, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such share exchange event would have owned or been entitled to receive (the “reference property”) upon such share exchange event. However, at and after the effective time of the share exchange event, (i) we or the successor or purchasing company, as the case may be, will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such share exchange event and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such share exchange event. If the share exchange event causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock. If the holders of our common stock receive only cash in such share exchange event, then for all conversions that occur after the effective date of such share exchange event (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under “—Increase in Conversion Rate upon Conversion upon a Make-whole Fundamental Change or Notice of Redemption”), multiplied by the price paid per share of common stock in such share exchange event and (ii) we will satisfy our conversion obligation by paying such cash amount to converting holders on the second business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made.

The supplemental indenture providing that the notes will be convertible into reference property will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “—Conversion Rate Adjustments” above. If the reference property in respect of any such share exchange event includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing company, as the case may be, in such share exchange event, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to repurchase their notes upon a fundamental change as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” below, as the board of directors reasonably considers necessary by reason of the foregoing. We will agree in the indenture not to become a party to any such share exchange event unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including, without limitation, an observation period and the period, if any, for determining “stock price” for purposes of a make-whole fundamental change or notice of redemption), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Increase in Conversion Rate upon Conversion upon a Make-whole Fundamental Change or Notice of Redemption

If (i) the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date of the notes or (ii) we give a notice of redemption with respect to any or all of the notes as provided for under “—Optional Redemption” and, in each case, a holder elects to convert its notes in connection with such make-whole fundamental change or notice of redemption, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the relevant notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change) (such period, the “make-whole fundamental change period”). A conversion of notes will be deemed for these purposes to be “in connection with” a notice of redemption if such conversion is of notes called for redemption (or deemed called for redemption) and the relevant conversion date occurs during the related redemption period.

If we issue a notice of redemption as set forth under “—Optional Redemption,” we will increase the conversion rate during the related redemption period only with respect to conversions of notes called (or deemed called) for redemption, and not for notes not called (or deemed called) for redemption. Accordingly, if we elect to redeem fewer than all of the outstanding notes as described under “—Optional Redemption,” holders of the notes not called (or deemed called) for redemption will not be entitled to convert such notes on account of the notice of redemption and will not be entitled to an increased conversion rate for conversions of such notes on account of the notice of redemption during the related redemption period if such notes are otherwise convertible, except in the limited circumstances set forth under “—Conversion upon Notice of Redemption.”

Upon surrender of notes for conversion in connection with a make-whole fundamental change or notice of redemption, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “—Conversion Rights—Settlement upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the second business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective or the date of the notice of redemption, as the case may be (in each case, the “effective date”) and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change or with respect to the notice of redemption. If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change or the date of the notice of redemption, as the case may be. In the event that a conversion in connection with a notice of redemption would also be deemed to be in connection with a make-whole fundamental change, a holder of the notes to be converted will be entitled to a single increase to the conversion rate with respect to the first to occur of the date of the applicable notice of redemption or the effective date of the applicable make-whole fundamental change, and the later event will be deemed not to have occurred for purposes of such conversion.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$
September , 2022
September 15, 2023
September 15, 2024

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$
September 15, 2025
September 15, 2026
September 15, 2027

The exact stock prices and effective dates may not be set forth in the table above, in which case

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365- or 366-day year, as applicable.

•

If the stock price is greater than $                 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•

If the stock price is less than $                 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed                 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change or a notice of redemption could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal thereof that is equal to $1,000 or a multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 10 or more than 35 calendar days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such “person” or “group” has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock;

(2) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; provided, however, that a share exchange, consolidation or merger of us pursuant to which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving company or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4) our common stock (or other common stock, American depositary receipts, ordinary shares or other common equity interests underlying the notes) ceases to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors).

A transaction or transactions described in clause (1) or clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock, American depositary receipts, ordinary shares or other common equity interests, in any such case, that are listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Conversion Rights—Settlement upon Conversion”).

Any event, transaction or series of related transactions that constitute a fundamental change under both clause (1) and clause (2) above (determined without regard to the proviso in clause (2) above) will be deemed to be a fundamental change solely under clause (2) above (subject to such proviso).

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related make-whole fundamental change period (or, in the case of a transaction that would have been a fundamental change or a make-whole fundamental change but for the immediately preceding paragraph, following the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the effective date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the conversion rate and any adjustments to the conversion rate;

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

To exercise the fundamental change repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, such repurchase notice must comply with appropriate DTC procedures.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

If the notes are not in certificated form, such notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase the notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and have not been validly withdrawn:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes;

in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

Notwithstanding anything to the contrary in the foregoing, we will not be required to purchase or make an offer to purchase, the notes upon a fundamental change if a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth in the indenture and such third party purchases all notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth in the indenture.

To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to our obligations to repurchase the notes upon a fundamental change, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under such provisions of the indenture by virtue of such conflict.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to this Offering and the Notes—We may not have the ability to raise the funds necessary to settle for cash conversions of the notes or to repurchase the notes for cash upon a fundamental change, and our existing debt agreements contain, and] our future debt agreements may contain, limitations on our ability to pay cash upon conversion of the notes or to repurchase the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events, as is the case with our 2024 Notes, or on some specific dates.

Exchange in Lieu of Repurchase

When a holder surrenders notes for repurchase upon a Fundamental Change, we may, at our election (a “repurchase exchange election”), direct the paying agent to surrender, on or prior to the second business day following the fundamental change repurchase date, such notes to a financial institution designated by us for exchange in lieu of repurchase. In order to accept any notes surrendered for repurchase, the designated financial institution must agree to pay, in exchange for such notes, the fundamental change repurchase price on the fundamental change repurchase date as described in the indenture. If we make a repurchase exchange election, we will, by the close of business on the business day prior to the fundamental change repurchase date, notify the Holder surrendering its notes for repurchase that we have made the repurchase exchange election.

Any notes exchanged by the designated financial institution will remain outstanding. If the designated financial institution accepts any such notes, it shall pay the fundamental change repurchase price due upon repurchase of such notes directly to the holder of such notes on the date we would have otherwise been required to deliver such consideration. If the designated financial institution agrees to accept any notes for exchange but does not timely pay the related fundamental change repurchase price, or if such designated financial institution does not accept the notes for exchange, we will repurchase the notes and pay the fundamental change repurchase price at the time and in the manner required under the indenture as if we had not made a repurchase exchange election.

Our designation of a financial institution to which the notes may be submitted for exchange does not require the financial institution to accept any notes (unless the financial institution has separately made an agreement with us to do so). We may, but will not be obligated to, enter into a separate agreement with any designated financial institution that would compensate it for any such transaction.

Consolidation, Merger and Sale of Assets

The indenture will provide that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to another person, unless (i) the resulting, surviving or transferee person (if not us) is (A) a corporation or entity treated as a corporation for U.S. federal income tax purposes organized and existing under the laws of the United States of America, any State thereof or the District of Columbia or (B) a corporation or entity treated as a corporation for U.S. federal income tax purposes organized and existing under the laws of the Islands of Bermuda, the Netherlands, Belgium, Switzerland, Luxembourg, the Republic of Ireland, Canada or the United Kingdom, and such company (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture (including, for the avoidance of doubt, the obligation to pay additional amounts, as set forth above under “—Additional Amounts”); and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

Although these types of transactions will be permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default with respect to the notes:

(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right, and such failure continues for five business days;

(4) our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” or notice of a corporate event as described under “—Conversion Rights—Conversion upon Specified Corporate Events,” in each case when due and such failure continues for three business days;

(5) our failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

(6) our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(7) default by us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X (each, a “significant subsidiary”) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $100,000,000 (or its foreign currency equivalent) in the aggregate of us and/or any such significant subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, if such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or if such indebtedness shall not have been paid or discharged, as the case may be, within 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding in accordance with the indenture; and

(8) certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to our failure to comply with our obligations as set forth under “—Reports” below, will, for the first 180 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes (in addition to any additional interest that may accrue as described below under the caption “—No Registration Rights; Additional Interest”) at a rate equal to:

•

0.25% per annum of the principal amount of the notes outstanding for each day during which such event of default is continuing during the 90-day period beginning on, and including, the date on which such an event of default first occurs; and

•

0.50% per annum of the principal amount of the notes outstanding for each day during which such event of default is continuing during the 90-day period beginning on, and including, the 91st day following, and including, the date on which such an event of default first occurs.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 181st day after such event of default (if such event of default is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 180-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the redemption price and the fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in aggregate principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of such security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture will provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification reasonably satisfactory to it against any loss, liability or expense caused by taking or not taking such action.

The indenture will provide that if a default occurs and is continuing and is known to the trustee, the trustee must deliver to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any defaults, their status and what action we are taking or proposing to take in respect thereof.

Payments of the redemption price, the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the stated time for payment of interest on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) make any change that adversely affects the conversion rights of any notes other than as required by the indenture;

(5) reduce the redemption price or the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any note payable in money, or at a place of payment, other than that stated in the note;

(7) change the ranking of the notes;

(8) eliminate the contractual right of any holder to institute suit for the enforcement of its right to receive payment or delivery, as the case may be, of the principal (including the fundamental change repurchase price or redemption price, if applicable) of, accrued and unpaid interest, if any, on, and the consideration due upon conversion of, its notes, on or after the respective due dates expressed or provided for in the notes or the indenture;

(9) change the provisions described under “—Additional Amounts” above; or

(10) make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor company of our obligations under the indenture;

(3) add guarantees with respect to the notes;

(4) secure the notes;

(5) add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(6) make any change that does not adversely affect the rights of any holder;

(7) in connection with any share exchange event described under “—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” above, provide that the notes are convertible into reference property, subject to the provisions described under “—Conversion Rights—Settlement upon Conversion” above, and make certain related changes to the terms of the notes to the extent expressly required by the indenture;

(8) increase the conversion rate as provided in the indenture;

(9) provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

(10) irrevocably elect or eliminate one of the settlement methods and/or irrevocably elect a specified dollar amount; provided, however, that no such election or elimination will affect any settlement method theretofore elected (or deemed to be elected) with respect to any note pursuant to the provisions described above under the caption “—Conversion Rights—Settlement upon Conversion”;

(11) comply with the rules of any applicable securities depositary in a manner that does not adversely affect the rights of any holder; or

(12) conform the provisions of the indenture to the “Description of Notes” section in the preliminary offering memorandum, as supplemented by the related pricing term sheet.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, at any redemption date, at any fundamental change repurchase date, upon conversion or otherwise, cash or cash and/or shares of common stock, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the stock price, the last reported sale prices of our common stock, the redemption price, the daily VWAPs, the daily conversion values, the daily settlement amounts, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture will provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding, for the avoidance of doubt, any such documents or reports (or portions thereof) that are subject to confidential treatment and any correspondence with the SEC) must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace periods provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

Rule 144A Information

At any time we are not subject to Section 13 or 15(d) of the Exchange Act, we will, so long as any of the notes or any shares of our common stock issuable upon conversion thereof will, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to the trustee and will, upon written request, provide to any holder, beneficial owner or prospective purchaser of such notes or any shares of our common stock issuable upon conversion of such notes the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such notes or shares of our common stock pursuant to Rule 144A under the Securities Act. We will take such further action as any holder or beneficial owner of such notes may reasonably request to the extent from time to time required to enable such holder or beneficial owner to sell such notes or shares of our common stock in accordance with Rule 144A under the Securities Act, as such rule may be amended from time to time.

Trustee

U.S. Bank Trust Company, National Association is the trustee, security registrar, paying agent, bid solicitation agent and conversion agent. U.S. Bank Trust Company, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We may in the future maintain banking relationships in the ordinary course of business with the trustee and its affiliates. In addition, U.S. Bank Trust Company, National Association (as successor in interest) is the trustee in respect of our 2024 Notes.

Governing Law

The indenture will provide that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.

No Registration Rights; Additional Interest

We do not intend to file a shelf registration statement for the resale of the notes or the common stock, if any, issuable upon conversion of the notes. As a result, you may only resell your notes or shares of common stock issued upon conversion of the notes, if any, pursuant to an exemption from the registration requirements of the Securities Act and other applicable securities laws.

Under Rule 144 under the Securities Act (“Rule 144”) as currently in effect, a person who acquired notes from us or our affiliate and who has beneficially owned notes or shares of our common stock issued upon conversion of the notes for at least one year is entitled to sell such notes or shares of our common stock without registration, but only if such person is not deemed to have been our affiliate at the time of, or at any time during three months immediately preceding, the sale. Furthermore, under Rule 144, a person who acquired notes from us or our affiliate and who has beneficially owned notes or shares of our common stock issued upon conversion of the notes for at least six months is entitled to sell such notes or shares of our common stock without registration, so long as (i) such person is not deemed to have been our affiliate at the time of, or at any time during three months immediately preceding, the sale and (ii) we have filed all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the twelve months preceding such sale (other than current reports on Form 8-K). If we are not current in filing our Exchange Act reports, a person who acquires from our affiliate notes or shares of our common stock issued upon conversion of the notes could be required to hold such notes or shares of our common stock for up to one year following such acquisition. If we are not current in filing our Exchange Act reports, a person who is our affiliate and who owns notes or shares of our common stock issued upon conversion of the notes could be required to hold such notes or shares of our common stock indefinitely.

With respect to the notes, if, at any time during the six-month period beginning on, and including, the date that is six months after the last date of original issuance of the notes (including any notes issued pursuant to the initial purchasers’ option to purchase additional notes), we fail to timely file any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K), or the notes are not otherwise freely tradable pursuant to Rule 144 by holders other than our affiliates or holders that were our affiliates at any time during the three months immediately preceding (as a result of restrictions pursuant to U.S. securities laws or the terms of the indenture or the notes), we will pay additional interest on the notes. Additional interest will accrue on the notes at the rate of 0.25% per annum of the principal amount of notes outstanding for each day during the first 90-day period for which our failure to file has occurred and is continuing or the notes are not otherwise freely tradable as described above by holders other than our affiliates (or holders that were our affiliates at any time during the three months immediately preceding) and 0.50% per annum of the principal amount of notes outstanding for each day thereafter during which our failure to file has occurred and is continuing or the notes are not otherwise freely tradable as described above by holders other than our affiliates (or holders that were our affiliates at any time during the three months immediately preceding).

Further, with respect to the notes, if, and for so long as, the restrictive legend on the notes has not been removed, the notes are assigned a restricted CUSIP or the notes are not otherwise freely tradable pursuant to Rule 144 by holders other than our affiliates or holders that were our affiliates at any time during the three months immediately preceding (without restrictions pursuant to U.S. securities laws or the terms of the indenture or the notes) as of the 380th day after the last date of original issuance of the notes offered hereby, we will pay additional interest on the notes at a rate equal to 0.50% per annum of the principal amount of notes outstanding until the restrictive legend has been removed from the notes, the notes are assigned an unrestricted CUSIP and the notes are freely tradable as described above by holders other than our affiliates (or holders that were our affiliates at any time during the three months immediately preceding)).

We cannot assure you that we will be able to remove the restrictive legend from the notes or from any shares of our common stock issued upon conversion of the notes.

Any note or common stock issued upon the conversion or exchange of a note that is repurchased or owned by any affiliate of us may not be resold by such affiliate unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such note or common stock, as the case may be, no longer being a “restricted security” (as defined in Rule 144).

The notes will be issued with a restricted CUSIP number.

Additional interest pursuant to the foregoing provisions will be payable in arrears on each interest payment date following accrual in the same manner as regular interest on the notes and will be in addition to any additional interest that may accrue at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Book-entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

The global notes and beneficial interests in the global notes will be subject to restrictions on transfer as described under “Transfer Restrictions.”

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC and, therefore, you must allow for sufficient time in order to comply with these procedures if you wish to exercise any of your rights with respect to the notes. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.